Exhibit 99.1

For Immediate Release	Contact:	Denise Roche
The Ruth Group, Inc.
646 536 7008
droche@theruthgroup.com

CRYO-CELL INTERNATIONAL REPORTS

THIRD QUARTER 2006 RESULTS

Company Leverages Strong Balance Sheet to Grow Market Share and Drive Unit Growth

Oldsmar, FL – October 16, 2006 - Cryo-Cell International, Inc. (OTC Bulletin Board Symbol: CCEL) (the “Company”), one of the world’s largest and most established family cord blood banks, announced today financial results for the third quarter ended August 31, 2006. Consolidated revenues for the third quarter of 2006 were approximately $4.6 million, up 21% from approximately $3.8 million for the third quarter of 2005. The revenue increase was primarily attributable to the successful implementation of a price increase in December 2005 for newly enrolling clients, as well as an overall increase in the customer base over the prior year.

The Company reported a net loss in the third quarter of 2006 of approximately ($1.1 million), or ($0.09) per basic common share, compared to net income of approximately $597,000, or $0.05 per basic common share, in the third quarter of 2005. The net loss in the third quarter of 2006 is the result of a 51% increase in cost of sales and a 92% increase in marketing, general and administrative expenses in the third quarter of 2006 over the third quarter of 2005, partially offset by the 21% increase in revenue. In addition, the net loss was increased in the 2006 period by the effect of an investment that was deemed permanently impaired and recorded as an impairment of assets in the amount of approximately $147,000, as well as, approximately $115,000 in research and development expenses relating to the Company’s development expenses for proprietary technology to collect, process and cryogenically preserve Plureon Stem Cells (PSCs) collected from placental stem cells under an agreement with Plureon Corporation.

The increase in cost of sales was due to increased expenses for enrollment incentives and cord blood collection reimbursements, as well as the expenses associated with the Company’s introduction of service enhancements in connection with the recent price increase. The enhancements include return shipping by a medical courier to all new U.S. customers. The increase in marketing, general and administrative expenses reflects the Company’s decision to enhance existing production procedures and quality systems. It also reflects the previously announced strategic initiatives to increase market share and achieve unit growth by strengthening the resources allocated to sales and marketing. This resulted in increased expenses for consumer advertising and increased expenditures related to corporate re-branding.

The Company recognized approximately $165,000 in licensee income for the third quarter of 2006, compared to approximately $161,000 for the third quarter of 2005, an increase of 3% for the third quarter 2006 versus the third quarter 2005.

For the nine month period ended August 31, 2006, the Company’s revenues were approximately $12.8 million, compared to approximately $10.6 million for the nine month period ended August 31, 2005. The 21% revenue increase is primarily attributable to the successful implementation of a price increase in December 2005 for newly enrolling clients, as well as the overall increase in the customer base over the prior year.

The Company reported a net loss for the nine month period ended August 31, 2006 of approximately ($1.9 million), or ($.16) per basic common share, compared to net income of approximately $892,000, or $.08 per basic common share, for the nine month period ended August 31, 2005. The net loss for the nine month period ended August 31, 2006 is attributable to a 47% increase in cost of sales and a 45% increase in marketing, general and administrative expenses in the 2006 period versus the 2005 period, partially offset by the 21% increase in revenue and a significant increase in licensee income in 2006. In addition, net income in the 2005 period was increased by the effect of a liability reversal of $498,000 in connection with the renegotiation of a consulting agreement with a former officer. The net loss in the 2006 period was increased by the effect of an investment that was deemed permanently impaired and recorded as an impairment of assets in the amount of approximately $147,000, as well as, approximately $255,000 in research and development expenses relating to the Company’s development expenses for proprietary technology to collect, process and cryogenically preserve Plureon Stem Cells (PSCs) collected from placental stem cells under the agreement with Plureon Corporation.

The increase in cost of sales was due to increased expenses for enrollment incentives, an increase in laboratory supplies and cord blood collection reimbursements, as well as the expenses associated with the Company’s introduction of service enhancements in connection with the recent price increase. The enhancements include return shipping by a medical courier to all new U.S. customers. The increase in expenses for lab supplies was due to the Company’s April 2005 implementation of a new processing methodology in accordance with newly established standards of the AABB (formerly known as American Association of Blood Banks). The new process utilizes closed-system bags in place of vial storage. The increase in marketing, general and administrative expenses reflects the Company’s decision to enhance existing production procedures and quality systems. It also reflects the previously announced strategic initiatives to increase market share and achieve unit growth by strengthening the resources allocated to sales and marketing. This resulted in increased expenses for consumer advertising and increased expenditures related to corporate re-branding.

The Company recognized approximately $635,000 in licensee income for the nine months ended August 31, 2006, compared to approximately $359,000 for the nine months ended August 31, 2005. Licensee income for the nine months ended August 31, 2006 included approximately $149,000 of non-recurring income recognized on the payment of the second installment for the India license agreement. The remaining $486,000 represents royalty income from license agreements outside the United States and the sale of sublicense agreements.

As of August 31, 2006, the Company had approximately $8.7 million in available cash, cash equivalents, marketable securities and other investments, and no long-term debt.

“The results for the third quarter reflect the combination of research and development expenses, in addition to the charge for an impaired legacy investment, along with expected effects of previously announced sales and marketing initiatives designed to grow Cryo-Cell’s market share and drive unit growth,” stated Mercedes Walton, Chairman and CEO, “During the quarter we continued to focus our resources on our anticipated launch of the Plureon service; corporate re-branding and expanding our marketing and sales programs. We believe that these initiatives will positively influence both top and bottom line growth over time. We continue to be encouraged by signs of consumer interest in our new services that we believe clearly reflect our progress to date. Each of our key performance indicators including prospective client inquiries; enrollments and specimens processed trended upward in the third quarter compared to the second quarter of this year.”

Ms. Walton continued, “As Cryo-Cell’s growth initiatives take hold, we anticipate accelerated unit growth will result in capturing additional market share. We believe that the anticipated short-term impact of increased expenses on quarterly earnings will be positively offset by longer-term growth of revenue and earnings in the coming periods.”

About Cryo-Cell International, Inc.

Based in Oldsmar, Florida, with over 125,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2000 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. Cryo-Cell is a publicly traded company. OTC Bulletin Board Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www. Cryo-Cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects” or “expects” as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the uncertainty of market acceptance of our proposed service offer relating to placental stem cells, given that placental stem cells have not yet been used in human therapies, and treatment applications using such stem cells are subject to further research; need to complete certain clinical validation and negotiate final financial terms of royalties and other arrangements with Plureon Corporation before launching the placental stem cell services; the possibility of unanticipated costs relating to the commercial launch of the placental stem cell service offering; any adverse effect or limitations caused by recent increases in government regulation of stem cell storage facilities; any increased competition in our business; any decrease or slowdown in the number of people seeking to store umbilical cord blood stem cells or decrease in the number of people paying annual storage fees; any adverse impacts on our revenue or operating margins due to the costs associated with increased growth in our business, including the possibility of unanticipated costs relating to the operation of our new facility; any technological breakthrough or medical breakthrough that would render the Company’s business of stem cell preservation obsolete; any material failure or malfunction in our storage facilities; any natural disaster such as a tornado, other disaster (fire) or act of terrorism that adversely affects stored specimens; the costs associated with defending or prosecuting litigation matters and any material adverse result from such matters; decreases in asset valuations; any continued negative effect from adverse publicity in the past year regarding the Company’s business operations; any negative consequences resulting from deriving, shipping and storing specimens at a second location; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K filed by the Company.